EXHIBIT 99.1

                              RESIGNATION LETTER


                                  William Tay

March 11, 2007

Mondeo Investments, Inc.
c/o Michael Nguyen
818 SW 3rd Ave, Suite 141
Portland, Oregon 97204

Dear Sirs:

I hereby resign (to be effective as discussed below) as Director, President, Secretary and Treasurer of Mondeo Investments, Inc., a Delaware corporation (the "Company").

My resignation will be effective immediately following the consummation of the Share Purchase Agreement, dated March 11, 2007, between William Tay and Michael Nguyen.

My resignation is not due to any disagreement with the Company on any matter relating to the Company's operations, policies, practices, or otherwise.

Further, I confirm that I have no claim against the Company whether in respect of remuneration, severance payments, pensions, expenses or compensation for loss of office or in any other respect whatsoever.

Yours faithfully,

/s/ William Tay
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William Tay